SUGAR, FRIEDBERG & FELSENTHAL LLP

ATTORNEYS AT LAW

30 N. LASALLE STREET, SUITE 3000

CHICAGO, ILLINOIS 60602

TELEPHONE (312) 704-9400

www.SFF-LAW.com

FAX (312) 372-7951

November 6, 2006

API Nanotronics Corp.

505 University Avenue

Suite 1400

Toronto, Canada M5G 1X3

RE: API Nanotronics Corp. f/k/a Rubincon Ventures Inc. (the “Corporation”)

Ladies and Gentlemen:

We have examined the Amendment No. 2 to Form S-1 filed by you with the Securities and Exchange Commission on November 6, 2006 (as such may be further amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 28,254,060 shares of the Corporation’s Common Stock, par value $0.001 per share (the “Shares”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by the Corporation in connection with its sale of Shares. We also have examined the Corporation’s Certificate of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, and minutes and resolutions of the Corporation’s Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Corporation and the due authorization, execution and delivery of all documents by the parties thereto other than the Corporation. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Corporation and others.

API Nanotronics Corp.

November 6, 2006

We are qualified to practice law in the state of Illinois, and the opinions herein are limited to the laws of the State of Illinois and the Federal laws of the United States of America, and the corporate law of the State of Delaware, but assume without investigation compliance with all other such laws. We do not express any opinion concerning any law of any other jurisdiction or the local law of any jurisdiction.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Corporation to the holders of exchangeable shares of RVI Sub, Inc., will be legally issued, fully paid and non-assessable when sold in the manner described in the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

SUGAR, FRIEDBERG & FELSENTHAL LLP

/s/ LESLIE J. WEISS
Leslie J. Weiss